Exhibit 10.16

TRIVASCULAR

March 14, 2013

Kimberley Elting

Dear Kimberley:

I am pleased to offer you the position of General Counsel and Vice President, Corporate Affairs at TriVascular, Inc. (“TriVascular”), reporting to me as TriVascular’s President and CEO.

Pay and Benefits. The salary for this position is $22,917.00 per month ($275,000 annually) less all applicable deductions, paid biweekly in accordance with TriVascular’s standard payroll practice. You will be entitled to the TriVascular benefits package outlined on the attached sheet. TriVascular reserves the right to change or discontinue its employee benefits from time to time. A target milestone-based bonus of 30% of annual salary will be instituted on a calendar year basis. In addition, you will receive a one-time signing bonus of $10,000, less applicable deductions, payable within thirty days of the commencement of employment.

Personnel Policies. Like all employees of TriVascular, you will be expected to comply with the rules, procedures, and policies of TriVascular as adopted from time to time During the time that you are employed by TriVascular, unless you receive prior approval from me, you will not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, member, partner or principal with any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services or products that directly or indirectly compete with those provided by TriVascular.

License to Practice Law. You represent and warrant that you are currently licensed to practice law in the State of Texas (Bar Card Number 24003727), and that you are in good disciplinary standing with the State Bar of Texas. While employed by TriVascular in the role of General Counsel or any other role requiring the practice of law, you will maintain a valid license to practice. You will immediately report to TriVascular any bar disciplinary action against you and/or loss of your license to practice. TriVascular will reimburse you for state bar licensing fees and continuing legal education course/credit fees required to maintain licensure, and membership fees for professional legal associations.

At Will Employment. Your employment with TriVascular is “at will”. This means that you may leave TriVascular at any time, for any reason, with or without notice and with or without cause and that TriVascular may terminate your employment at any time for any reasons, or no reason, with or without notice and with or without cause. The at-will nature of your employment can only be changed in a writing signed by you and by TriVascular.

Indemnification. TriVascular will provide you with indemnification in accordance with the enclosed Indemnification Agreement.

Change-in-Control Benefits. [Superseded by Key Employee Change of Control and Severance Payment Plan]

TRIVASCULAR

Stock Option. Subject to approval by the Board of Directors, it is our intention to offer you the opportunity to participate in our TriVascular Stock Option Plan (the “SOP”). Pursuant to the SOP, TriVascular would grant you an incentive stock option to purchase 2,500,000 shares of common stock of TriVascular at a price to be approved by the Board. This grant would be made in a Stock Option Agreement that would contain the complete terms of the grant, and your execution of the Stock Option Agreement is a condition of the grant.

Normal Vesting Schedule. Your option described in the previous paragraph (the “Offer Letter ISO”) can be exercised only to the extent that it is vested. Initially none of the Offer Letter ISO will be vested, but it will become vested as to 625,000 shares of TriVascular common stock on the one-year anniversary of the vesting start date, which is expected to be the date you commence employment with TriVascular. The Offer Letter ISO will become vested as to the remaining 1,875,000 shares of TriVascular common stock at a rate of 52,083 shares per month for a period of thirty-six months, commencing with the thirteenth calendar month after the vesting start date. In accordance with the Severance Provisions, all unvested Offer Letter ISO shares will accelerate in the event of a Change in Control.

Vesting ceases immediately in the event of termination of your employment. Unless and until an initial public offering takes place, stock that is issued to you upon exercise of vested option rights under the Offer Letter ISO will be subject to substantial restrictions on transfer, including a right of first refusal applicable to some transfers and an option to purchase applicable to others, subject to limited exceptions for transfers to family members.

Arbitration. Any and all disputes related to this offer or arising out of or related to your employment with TriVascular or any of its agents, officers, directors, employees or affiliated entities (each of whom is designated an intended beneficiary of this agreement to arbitrate) will be submitted to and resolved through final and binding arbitration. The arbitration will be instead of any civil litigation; this means that TriVascular and you are each waiving any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law, and will be enforceable by any court having jurisdiction thereof. The disputes subject to arbitration include, but are not limited to, any claims for breach of contract, breach of the enclosed Covenant Not to Compete, discrimination or harassment, or violation of any other federal, state or local law or regulation. Arbitration is to be conducted in Dallas, Texas, in accordance with the rules and regulations of the American Arbitration Association (“AAA”) using its National Employment Dispute Resolution Rules, including procedures for discovery sufficient to adequately arbitrate any statutory claims, as determined by the arbitrator. The arbitration filing fee expenses shall be borne according to the rules of AAA, except that TriVascular will pay all types of costs that are unique to arbitration, such as the arbitrator’s fees. The foregoing agreement to arbitrate does not prevent either you or TriVascular from filing a court action in aid of arbitration (such as seeking preliminary injunctive relief pending final resolution of a matter in arbitration). By signing this offer letter, you consent to the jurisdiction of the federal and state courts located in Dallas County, Texas for any such court actions or other proceedings ancillary to arbitration (such as a proceeding to compel arbitration or to confirm or vacate an arbitration award).

Texas Office. TriVascular acknowledges that your primary office will be located in Dallas, Texas, and agrees to provide IT equipment necessary to facilitate effective communication including, laptop computer, printer and telephone land line. In addition, TriVascular will reimburse you for cell phone and iPad monthly charges, and travel to and from Santa Rosa, and business class upgrades where available.

TRIVASCULAR

Other Terms and Conditions. This offer is contingent upon your ability to provide appropriate documentation within three (3) days after your start date establishing that you are legally authorized to work in the United States. In addition, this offer of employment is contingent upon your signing of the enclosed form of Employee Invention and Confidential Information Agreement, Covenant Not to Compete, and Indemnification Agreement and any other documents customarily executed at the time of starting employment, and is further contingent upon TriVascular’s written acceptance (in its discretion) of the information you disclose in the Employee Invention and Confidential Information Agreement. You should understand that TriVascular is hiring you for your skills and abilities and not for any tangible or intangible items or proprietary information obtained by you from any of your former employers. By accepting employment with TriVascular, you agree that you will not, in the performance of your duties at TriVascular, utilize any or disclose any trade secrets, confidential, or proprietary information of former employers and that you will neither take with you any tangible items containing any such information, such as drawings or reports, when you leave your current employer, nor bring such items into the workplace at TriVascular.

This offer letter, including the enclosed Employee Invention and Confidential Information Agreement, Covenant Not to Compete, and Indemnification Agreement sets forth the entire agreement between you and TriVascular concerning the terms and conditions of your employment, and neither you nor TriVascular will be bound by any condition or understanding with respect to your employment other than that expressly provided in this letter. The offer letter supersedes and replaces all previous agreements or understandings regarding the terms of your employment and can only be amended in a writing signed by TriVascular and you.

It is my understanding that you would be available for employment with TriVascular no later than March 31, 2013. Please indicate your acceptance of this offer by signing and returning one copy of this letter to me on or before March 22, 2013. This offer will expire on March 23, 2013.

I look forward to welcoming you to the TriVascular team and am confident that the experience will be mutually rewarding and satisfying.

Sincerely,

/s/ Christopher G. Chavez

Christopher G. Chavez
President & CEO
TriVascular, Inc.

I have read and understand the foregoing letter and accept employment with TriVascular as set forth above.

/s/ Kimberley Elting	3/15/2013
Kimberley Elting	Date

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